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                                                                     Exhibit 5.1


                      [Letterhead of Latham & Watkins LLP]




September 17, 2004

WebSideStory, Inc.
10182 Telesis Court, 6th Floor
San Diego, CA 92121

            Re:   Form S-1 Registration Statement     File No. 333-115916
                  5,060,000 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

            In connection with the registration by WebSideStory, Inc., a Delaware corporation (the "COMPANY"), of up to 5,060,000 shares (including up to 660,000 shares subject to the underwriters' over-allotment option) of common stock of the Company, par value $0.001 per share (the "SHARES"), 4,400,000 shares of which are being offered by the Company (the "COMPANY SHARES") and up to 660,000 shares, subject to the underwriters' over-allotment option, of which are being offered by certain stockholders of the Company ("SELLING STOCKHOLDER SHARES"), under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "COMMISSION") on May 27, 2004 (File No. 333-115916), as amended by Amendment
No. 1 filed with the Commission on July 6, 2004 Amendment No. 2 filed with the Commission on July 28, 2004, Amendment No. 3 filed with the Commission on August 10, 2004, Amendment No. 4 filed with the Commission on August 18, 2004 and Amendment No. 5 filed with the Commission on September 17, 2004 (collectively, the "REGISTRATION STATEMENT"), you have requested our opinion set forth below.

            In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

            We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

            Subject to the foregoing, it is our opinion that as of the date hereof (i) the Shares have been duly authorized by all necessary corporate action of the Company, (ii) the Company Shares, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable, and (iii) the Selling Stockholder Shares have been validly issued and are fully paid and nonassessable.
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September 17, 2004
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            We consent to your filing this opinion as an exhibit to the
Registration Statement and the reference to our firm contained under the heading "Legal Matters."

                                          Very truly yours,

                                          /s/ Latham & Watkins LLP